UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2011

Gladstone Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	814-00237	54-2040781
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbrach Drive, Suite 200, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 287-5800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.02 Results of Operations and Financial Condition.

Set forth below are certain preliminary estimates of the results of operations for the fiscal year ended September 30, 2011 of Gladstone Capital Corporation (the "Company"). These estimates are subject to completion of the Company’s financial closing procedures. These estimates are not a comprehensive statement of the Company’s financial results for the fiscal year ended September 30, 2011, and the Company’s actual results may differ materially from these estimates as a result of the completion of the Company’s financial closing procedures, final adjustments and other developments arising between now and the time that the Company’s financial results for this year are finalized.

The preliminary financial data included herein has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP ("PwC"), the Company’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PwC does not express an opinion or any other form of assurance with respect thereto.

The following are preliminary estimates for the fiscal year ended September 30, 2011:

Total investment income for the fiscal year ended September 30, 2011 is estimated to be between $35.0 million and $36.0 million, compared to $35.5 million for the fiscal year ended September 30, 2010.

Total expenses net of credits for the fiscal year ended September 30, 2011 is estimated to be between $16.4 million and $17.4 million, compared to total expenses net of credits of $17.8 million for the fiscal year ended September 30, 2010. The estimated decrease in total expenses net of credits for the fiscal year ended September 30, 2011 when compared to fiscal year ended September 30, 2010 was primarily due to a decrease in interest expense resulting from lower average borrowings outstanding under the Company’s $137.0 million revolving line of credit arranged by Key Equipment Finance Inc. as administrative agent (the "Credit Facility"), and a lower effective interest rate.

Net investment income for the fiscal year ended September 30, 2011 is estimated to be between $17.6 million and $19.6 million, compared to $17.8 million for the fiscal year ended September 30, 2010.

Net realized loss on investments for the fiscal year ended September 30, 2011 is estimated to be between $1.0 million and $2.0 million, compared to $2.9 million for the fiscal year ended September 30, 2010.

Net unrealized depreciation on investments for the fiscal year ended September 30, 2011 is estimated to be between $39.0 million and $40.0 million, compared to the unrealized appreciation on investments of $2.3 million for the fiscal year ended September 30, 2010. The estimated increase in unrealized depreciation on investments for the fiscal year ended September 30, 2011 when compared to fiscal year ended September 30, 2010 was primarily due to a decrease in the performance of certain portfolio companies and certain comparable company multiples used in valuing the Company’s investments.

The Company placed two loans on non-accrual during the quarter ended September 30, 2011. The loans had an aggregate cost basis and estimated fair value, as of September 30, 2011, of approximately $11.4 million and $0.6 million, respectively. With the additions of these loans, the total number of the Company’s portfolio companies with non-accrual loans as of September 30, 2011 was eight, with a total cost basis of approximately $41.1 million, or 10.7% of the Company’s total investment portfolio. On a fair value basis, the Company estimates that non-accrual loans represented approximately $4.3 million, or 1.4% of the Company’s total investment portfolio as of September 30, 2011.

Additionally, the Company estimates that its investments at fair value increased approximately $44.9 million from September 30, 2010 to approximately $302.0 million as of September 30, 2011, primarily due to increased net production, partially offset by increased unrealized depreciation. The Company also estimates that its borrowings outstanding under the Credit Facility increased approximately $81.5 million from September 30, 2010 to approximately $99.4 million as of September 30, 2011, primarily due to cash needs for increased net investment production. Overall, the Company estimates that its net assets decreased approximately $36.5 million from September 30, 2010 to approximately $212.8 million as of September 30, 2011, primarily due to increased unrealized depreciation.

The Company intends to announce final, audited results of operations for the fiscal year ended September 30, 2011 during the third week of November 2011.

The information set forth in this Item 2.02 contains forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as "estimate," "expect," and other similar terms and phrases, and such forward-looking statements include, but are not limited to, the statements regarding the Company’s preliminary estimates of the results of operations for the fiscal year ended September 30, 2011 and financial condition as of September 30, 2011. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to: the completion of the Company’s financial closing procedures and the completion of the audit of the Company’s financial statements by the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2011. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statement made herein for any reason to conform the statement to actual results or changes in the Company’s expectations.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information set forth in this Item 2.02 is deemed to be furnished and shall not be deemed to be filed.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Capital Corporation

October 24, 2011	By:	David Watson

Name: David Watson
Title: Chief Financial Officer